Exhibit 99.1

FOR IMMEDIATE RELEASE

April 30, 2012

Contact: Cloud Peak Energy Inc.

Karla Kimrey

Vice President, Investor Relations

720-566-2900

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS

FOR THE FIRST QUARTER OF 2012

Gillette, WY, April 30, 2012 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (PRB) coal company, today announced results for the first quarter of 2012.

2012 First Quarter Highlights

•                  Adjusted EBITDA(1) of $75.7 million in the first quarter of 2012 compared with $82.6 million in the first quarter of 2011.

•                  Net income of $26.6 million resulting in Adjusted EPS(1) of $0.47 compared to net income of $26.8 million and Adjusted EPS of $0.44 in the first quarter of 2011.

•                  Diluted EPS of $0.44 compared to $0.44 in the first quarter of 2011.

•                  Asian exports were up nearly 10% to 971,000 tons from 887,000 tons in the first quarter of 2011.

•                  Cash and investments increased to $585.7 million as the Company generated cash from operations of $53.0 million and obtained release of $71.2 million of restricted cash.

“Given the challenging domestic environment facing the industry, we are pleased with our strong balance sheet position and our operational and financial performance in the first quarter.  Our strategy to enter a calendar year with our production essentially fully sold has again proven to be a prudent approach that enables us to plan our business and manage our costs.  The Asian export market continues to be strong and we were able to incrementally increase our exports even while our main shipping terminal at Westshore completed a scheduled outage associated with its expansion work,” said Colin Marshall, President and Chief Executive Officer.

(1)                                 Defined later.

Operating Highlights(1)

	Q1	Q1
	2012	2011
Tons sold (in millions)	22.5	23.1
Realized price per ton sold	$13.31	$12.73
Average cost of product sold per ton	$9.78	$8.94

(1)           Includes the three company-operated mines only.

For the first quarter, sales from our three company-operated mines were 22.5 million tons, down from 23.1 million tons in the first quarter of 2011 due primarily to reduced domestic demand for electricity caused by a warmer-than-average winter.  The reduced electricity and home heating demand depressed the near term price of coal and natural gas allowing some utilities to increase their generation from natural gas while stockpiling previously contracted coal.  Adjusted EBITDA declined slightly to $75.7 million, driven by lower volumes.  Realized price per ton increased to $13.31.  Average cost of product sold per ton was in line with our expectations at $9.78, up from last year primarily due to higher royalties and severance taxes resulting from the higher sales prices, higher diesel prices, and the impact of fixed costs on fewer tons sold.

Health, Safety and Environment Record

During the first three months of 2012, of our approximately 1,400 mine site employees, two suffered minor reportable injuries resulting in a year-to-date MSHA All Injury Frequency Rate of 0.53, a decrease over the full year 2011 rate of 1.18.  During the 77 MSHA inspector days in the first quarter of 2012, we were issued 11 substantial and significant (S&S) citations, all of which have been satisfactorily resolved and resulted in total proposed fines of $6,938.  “We continue to focus on the safety of all of our employees and contractors and are proud to be one of the founding members of the National Mining Association CORESafety program,” said Marshall.

Balance Sheet and Cash Flow

Cash flow from operations totaled $53.0 million for the first quarter of 2012.  Cash spent on capital expenditures was $14.3 million.

Unrestricted cash and investments as of March 31, 2012 were $585.7 million up from $479.5 million at December 31, 2011.  During the first quarter 2012, we obtained release of $71.2 million of restricted cash.  Cloud Peak Energy’s balance sheet continues to be well positioned with total available liquidity of $1.1 billion as of March 31, 2012.

Exports

International demand for our coal continues to grow, and international thermal coal prices remain robust.  Cloud Peak Energy’s total 2012 Asian exports are expected to be approximately 4.3 million tons.  While demand from our Asian customers remains strong, this year’s exports will again be limited by available terminal capacity out of the Pacific Northwest.  During the quarter we shipped approximately 971,000 tons to our Asian customers, up nearly 10% from 887,000 tons shipped in the first quarter 2011.  This was achieved while the Westshore Terminal was undergoing one-of-two expansion shutdowns scheduled this year.  We have shipped one vessel out of the Ridley terminal in the first quarter of 2012 and expect one in the second quarter.  As exports through the Ridley terminal incur significantly higher rail costs than through Westshore due to the longer multi-railroad haul, we will only make additional sales through Ridley when they are economic.

Outlook

Warmer-than-average temperatures since December led to the fourth warmest winter on record for the contiguous U.S., according to U.S. Energy Information Administration.  Heating degree days for the 2011/2012 winter season were down 16% from the 30-year norm and down nearly 20% from the 2010/2011 winter season.  During the winter season for 2011/2012, electric generation was down 5% from the norm and down nearly 6.5%

from the prior year’s winter season.  The warm winter led to both reduced electricity and gas demand for commercial and residential heating.  The reduced demand, together with increased supplies of natural gas, has depressed near-term gas prices significantly and has allowed some utilities to increase their generation from natural gas to take advantage of near-term low gas prices.  During this short-term period, coal burn has been significantly reduced and utility coal stockpiles have increased rapidly.  However, the level of coal-to-natural gas switching appears to currently be limited by infrastructure constraints.  In March 2012, shipments of coal from our mines slowed as some utility stockpiles approached full capacity and utilities reduced their immediate shipment schedules.

Shipments are expected to continue to be slow in the second quarter which is traditionally the lowest shipment quarter of the year due to normal mild spring weather reducing electricity and gas demand combined with the customary power plant maintenance outages.  As a result of these conditions, a small number of our customers have contacted us to discuss potential options to reduce their 2012 tonnage commitments.  At this early stage in the year, no deferrals have been agreed.

While the outlook for coal demand for the rest of the year will depend on summer temperatures, economic growth and the level of gas production and gas prices, the warm and dry conditions during the 2011/2012 winter season limited snowfall for many locations.  Consequently hydro-electric generation is expected to be significantly reduced, which should support incremental demand for both natural gas and coal generated electricity in the coming months.

For 2012, Cloud Peak Energy has contracted to sell 94.3 million tons, of which 90.5 million tons are under fixed-price contracts with a weighted-average price of $13.41 per ton.  Assuming current low OTC prices for the contracted but unpriced tons in 2012, our weighted-average price would be $13.20 per ton.  We are not expecting to make any significant additional sales for delivery in 2012 and will be focusing on working with our customers to help ensure delivery of contracted tonnages.  During the first quarter of 2012, our contracted position for 2013 only increased by 1.5 million tons to 74.8 million tons due to limited activity in the markets.  Of this committed 2013 production, 61.7 million tons are under fixed-price contracts with a weighted-average price of $14.18 per ton.

The current regulatory environment is making it increasingly difficult for coal burning utilities to operate existing, or invest in new, coal power plants.  The regulations include the Cross State Air Pollution Rule, Utility MATS, coal ash regulation and the proposed carbon dioxide new source performance standard, the combined impacts of which are highly uncertain.  It is possible some of the regulations will increase demand for low sulfur PRB coal, such as from our Antelope mine, however, we believe the cumulative effect will be to decrease U.S. demand for coal and significantly increase the cost of domestic electricity.

Marshall said, “Our business has performed very well during the difficult market conditions experienced during the first quarter.  The mines are in good shape and we are making prudent capital investments to ensure we look after our plant and equipment. While the very mild winter and subsequent low gas prices have led to increased coal being stockpiled, our strong 2012 contracted position and operations in the lowest cost domestic coal basin should position Cloud Peak Energy well for the rest of the year.  Full year results can still vary widely initially depending on the summer temperatures and associated cooling power demand, economic growth, and levels of hydro-electric generation.  Coal-to-gas switching appears to be limited by infrastructure constraints, which currently limits further switching.  Consequently, we do not expect significantly more switching from PRB coal to gas even if gas prices continue to fall.  Conversely, we expect to see switching from gas back to coal to start once gas prices exceed $2.50 per mmBtu.  We have adjusted our full year 2012 guidance to indicate our current expectations of the likely range of shipments assuming a normal summer.”

Updated Guidance — 2012 Financial and Operational Estimates

The following table provides our current outlook and assumptions for selected 2012 financial and operational metrics:

Item	Estimate or Estimated Range
Coal shipments for our three operated mines	90 - 95 million tons
Committed sales with fixed prices	Approximately 90.5 million tons
Anticipated realized price of produced coal with fixed prices	Approximately $13.41 per ton
Adjusted EBITDA	$300 - $350 million
Net interest expense	Approximately $30 million
Depreciation, depletion and accretion	$105 - $115 million
Effective income tax rate (1)	Approximately 36%
Capital expenditures (2)	$60 - $80 million
Committed federal coal lease payments	$129 million

(1)                                 Excluding impact of the Tax Receivable Agreement.

(2)                                 Excluding capitalized interest and federal coal lease payments.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. ET on April 30, 2012, to review the results and current business conditions.  The call will be webcast live over the internet from the Company’s website at www.cloudpeakenergy.com under “Investor Relations”.  Participants should follow the instructions provided on the website for downloading and installing the audio applications necessary to join the webcast.  Interested individuals also can access the live conference call via telephone at 866.362.4832 (domestic) or 617.597.5364 (international) and entering pass code 15715577.

Following the live web cast, a replay will be available at the same URL on the Company’s Web site for seven days.  A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing 888.286.8010 (domestic) or 617.801.6888 (international) and entering pass code 39275541.  The telephonic replay will be available for seven days.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play PRB coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, subbituminous coal.  The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek mine is located near Decker, Montana.  With approximately 1,600 employees, the Company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately 4% of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning.  Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates regarding our company, industry, economic conditions, government regulations and energy policies and other factors.  Forward-looking statements may include, for example, (1) our outlook for 2012 and future periods for our company, the PRB and the industry in general, and our operational, financial and export guidance, including any development of future terminal capacity or increased access to existing capacity; (2) anticipated economic conditions and demand by domestic and foreign utilities, including the anticipated impact on demand driven by regulatory developments and uncertainties; (3) the impact of competition from natural gas and other alternative sources of energy used to generate electricity; (4) coal stockpile levels and the impacts on future demand; (5) our plans to replace and/or grow our coal tons; (6) business development and growth initiatives; (7) operational plans for our mines; (8) our cost management efforts; (9) industry estimates of the EIA and other third party sources; (10) estimated Tax Receivable Agreement liabilities; and (11) other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements.  Factors that could adversely affect our future results include, for example, (a) future economic and weather conditions; (b) coal-fired power plant capacity and utilization, demand for our coal by the domestic electric generation industry, export demand and terminal capacity and the prices we receive for our coal; (c) reductions or deferrals of contracted tons or future purchases by major customers and our ability to renew sales contracts; (d) competition from other coal producers, natural gas producers and other sources of energy, domestically and internationally, (e) environmental, health, safety, endangered species or other legislation, regulations, treaties, court decisions or government actions, or related third-party legal challenges or changes in interpretations, including new requirements or uncertainties affecting the use, demand or price for coal or imposing additional costs, liabilities or restrictions on our mining operations or the utility industry; (f) public perceptions, third-party legal challenges or governmental actions and energy policies relating to concerns about climate change, air quality or other environmental considerations, including emissions restrictions and governmental subsidies or mandates that make wind, solar or other alternative fuel sources more cost-effective and competitive with coal; (g) operational, geological, equipment, permit, labor, weather-related and other risks inherent in surface coal mining; (h) our ability to efficiently and safely conduct our mining operations, (i) transportation and export terminal availability, performance and costs; (j) availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; (k) our ability to acquire future coal tons through the federal LBA process and necessary surface rights and permits in a timely and cost-effective manner and the impact of third-party legal challenges, (l) access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance; (m) litigation and other contingent liabilities; and (n) other risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material.  We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measures of (1) Adjusted EBITDA and (2) Adjusted Earnings Per Share (“Adjusted EPS”).  Adjusted EBITDA and Adjusted EPS are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the U.S., or GAAP.  A quantitative reconciliation of historical net income to Adjusted EBITDA and EPS (as defined below) to Adjusted EPS is found in the tables accompanying this release.

EBITDA represents net income, or income from continuing operations, as applicable, before (1) interest income (expense) net, (2) income tax provision, (3) depreciation and depletion, (4) amortization, and (5) accretion.  Adjusted EBITDA represents EBITDA as further adjusted for specifically identified items that management believes do not directly reflect our core operations.  The specifically identified items are the impacts, as applicable, of: (1) the Tax Receivable Agreement including tax impacts of our 2009 initial public offering and 2010 secondary offering, (2) adjustments for derivative financial instruments including unrealized marked-to-market amounts and cash settlements realized, and (3) our significant broker contract that expired in the first quarter of 2010.  Because of the inherent uncertainty related to the items identified above, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or a reconciliation to any forecasted GAAP measures.

Adjusted EPS represents diluted earnings (loss) per common share attributable to controlling interest, or diluted earnings (loss) per common share attributable to controlling interest from continuing operations, as applicable (“EPS”), adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate Adjusted EBITDA and described above, adjusted at the statutory tax rate of 36%.

Adjusted EBITDA is an additional tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations.  Adjusted EBITDA is a metric intended to assist management in evaluating operating performance, comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments.  Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our company that may not be shown solely by period-to-period comparisons of net income or income from continuing operations.  Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.

We believe Adjusted EBITDA and Adjusted EPS are also useful to investors, analysts and other external users of our consolidated financial statements in evaluating our operating performance from period to period and comparing our performance to similar operating results of other relevant companies.  Adjusted EBITDA allows investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion and other specifically identified items that are not considered to directly reflect our core operations.  Similarly, we believe our use of Adjusted EPS provides an appropriate measure to use in assessing our performance across periods given that this measure provides an adjustment for certain specifically identified significant items that are not considered to directly reflect our core operations, the magnitude of which may vary drastically from period to period and, thereby, have a disproportionate effect on the earnings per share reported for a given period.

Our management recognizes that using Adjusted EBITDA and Adjusted EPS as performance measures has inherent limitations as compared to net income, income from continuing operations, EPS or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.  Adjusted EBITDA and Adjusted EPS should not be considered in isolation and do not purport to be alternatives to net income, income from continuing operations, EPS or other GAAP financial measures as a measure of our operating performance.  Because not all companies use identical calculations, our presentations of Adjusted EBITDA and Adjusted EPS may not be comparable to other similarly titled measures of other companies.  Moreover, our presentation of Adjusted EBITDA is different than EBITDA as defined in our debt financing agreements.

SOURCE: Cloud Peak Energy Inc.

Cloud Peak Energy Inc.
Karla Kimrey, 720-566-2900
Vice President, Investor Relations

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2012	2011
Revenues	$372,903	$356,545
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization and accretion, shown separately)	282,945	261,181
Depreciation and depletion	23,391	25,115
Accretion	2,649	3,340
Selling, general and administrative expenses	14,835	13,027
Total costs and expenses	323,820	302,663
Operating income	49,083	53,882
Other income (expense)
Interest income	446	135
Interest expense	(5,850)	(12,218)
Other, net	(1,998)	162
Total other expense	(7,402)	(11,921)
Income before income tax provision and earnings from unconsolidated affiliates	41,681	41,961
Income tax expense	(15,101)	(15,293)
Earnings from unconsolidated affiliates, net of tax	38	105
Net income	26,618	26,773
Other comprehensive income
Retiree medical plan amortization of prior service cost, net of tax	310	209
Other comprehensive income	310	209
Total comprehensive income	$26,928	$26,982

Net income per common share:
Basic	$0.44	$0.45
Diluted	$0.44	$0.44
Weighted-average shares outstanding - basic	60,008	60,000
Weighted-average shares outstanding - diluted	60,761	60,663

CLOUD PEAK ENERGY INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2012	2011
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$488,040	$404,240
Investments in marketable securities	97,647	75,228
Restricted cash	—	71,245
Accounts receivable	93,421	95,247
Due from related parties	703	471
Inventories	75,455	71,648
Deferred income taxes	33,897	37,528
Other assets	27,414	15,294
Total current assets	816,577	770,901
Noncurrent assets
Property, plant and equipment, net	1,348,236	1,350,135
Goodwill	35,634	35,634
Deferred income taxes	124,408	132,828
Other assets	33,574	29,821
Total assets	$2,358,429	$2,319,319

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$59,682	$71,427
Royalties and production taxes	142,520	136,072
Accrued expenses	76,248	65,928
Current portion of tax agreement liability	19,113	19,113
Current portion of federal coal lease obligations	102,198	102,198
Other liabilities	4,973	4,971
Total current liabilities	404,734	399,709
Noncurrent liabilities
Tax agreement liability, net of current portion	151,523	151,523
Senior notes	596,182	596,077
Federal coal lease obligations, net of current portion	186,119	186,119
Asset retirement obligations, net of current portion	194,763	192,707
Other liabilities	44,559	42,795
Total liabilities	1,577,880	1,568,930
Equity
Common stock ($0.01 par value; 200,000 shares authorized; 61,029 and 60,923 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively)	610	609
Additional paid-in capital	539,532	536,301
Retained earnings	258,711	232,093
Accumulated other comprehensive loss	(18,304)	(18,614)
Total equity	780,549	750,389
Total liabilities and equity	$2,358,429	$2,319,319

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	March 31,
	2012	2011
Cash flows from operating activities
Net income	$26,618	$26,773
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and depletion	23,391	25,115
Accretion	2,649	3,340
Earnings from unconsolidated affiliates	(38)	(105)
Distributions of income from unconsolidated affiliates	—	2,000
Deferred income taxes	11,854	14,605
Stock compensation expense	3,232	2,386
Unrealized derivative loss	2,056	—
Other	2,229	2,461
Changes in operating assets and liabilities:
Accounts receivable, net	2,220	(4,956)
Inventories	(3,731)	(8,293)
Due to or from related parties	(232)	(618)
Other assets	(14,201)	(17,441)
Accounts payable and accrued expenses	(1,572)	36,218
Asset retirement obligations	(1,466)	(1,334)
Net cash provided by operating activities	53,009	80,151

Investing activities
Purchases of property, plant and equipment	(14,338)	(46,328)
Investments in marketable securities	(28,349)	—
Maturity and redemption of investments	5,930	—
Return of restricted cash	71,245	21,321
Partnership escrow deposit	(4,470)	—
Other	773	530
Net cash provided by (used in) investing activities	30,791	(24,477)

Net increase in cash and cash equivalents	83,800	55,674
Cash and cash equivalents at beginning of period	404,240	340,101
Cash and cash equivalents at end of period	$488,040	$395,775

Supplemental cash flow disclosures
Interest paid	$653	$744
Non-cash interest capitalized	$14,520	$4,939
Income taxes paid	$12,638	$95

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in millions, except per share data)

Adjusted EBITDA

	Three Months Ended
	March 31,
	2012	2011
Net income	$26.6	$26.8
Interest income	(0.4)	(0.1)
Interest expense	5.9	12.2
Income tax expense (benefit)	15.1	15.3
Depreciation and depletion	23.4	25.1
Accretion	2.6	3.3
EBITDA	$73.2	$82.6
Tax agreement expense(1)	—	—
Derivative financial instruments(2)	2.6	—
Expired significant broker contract	—	—
Adjusted EBITDA	$75.7	$82.6

(1)                           Changes to related deferred taxes are included in income tax expense.

(2)                           Derivative financial instruments including unrealized marked-to-market amounts and cash settlements realized.

Adjusted EPS

	Three Months Ended
	March 31,
	2012	2011
Diluted earnings per common share	$0.44	$0.44
Tax agreement expense including tax impacts of IPO and Secondary Offering	—	—
Derivative financial instruments(1)	0.03	—
Expired significant broker contract	—	—
Adjusted EPS	$0.47	$0.44
Weighted-average dilutive shares outstanding (in millions)	60.8	60.7

(1)                                 Derivative financial instruments including unrealized marked-to-market amounts and cash settlements realized.

Tons Sold

	Q1	Q4	Q3	Q2	Q1	Q4	Year
(in thousands)	2012	2011	2011	2011	2011	2010	2011
Mine
Antelope	8,752	9,948	8,901	9,059	9,166	9,011	37,075
Cordero Rojo	10,007	10,070	9,968	9,225	10,193	9,223	39,456
Spring Creek	3,788	5,161	5,502	4,729	3,714	5,082	19,106
Decker (50% interest)	245	473	432	426	218	369	1,549
Total	22,792	25,652	24,803	23,439	23,291	23,685	97,186